EXHIBIT 99.1

PACCAR	PACCAR Inc
Public Affairs Department
Press Release	P.O. Box 1518
Bellevue, WA 98009

Contact: Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Surges to Record First Quarter

April 27, 2004, Bellevue, Washington – “PACCAR Inc reported record results for both revenues and net income for the first quarter of 2004,” said Mark C. Pigott, chairman and chief executive officer.  “This is a tremendous achievement that reflects the innovative contribution of PACCAR’s 18,000 employees worldwide.  Consistent emphasis on delivering the highest-quality products and services is reflected in strong results by every segment of the company,” noted Pigott.  “PACCAR Financial Services, PACCAR Parts and PACCAR’s global brands – DAF, Peterbilt and Kenworth – contributed to the superior operating performance.”

PACCAR earned $182.2 million ($1.03 per share diluted) for the first quarter 2004, which was an increase of 64 percent compared to the $110.8 million ($.63 per share diluted) earned in the first quarter of 2003.  First quarter net sales and financial services revenues were $2.50 billion versus $1.92 billion for the first quarter of last year.  The Company’s 2004 first quarter after-tax return on sales (ROS) was a record 7.7 percent.

“PACCAR’s balanced global diversification contributed to broad-based earnings growth.   The company has steadily invested in new products, facilities and information technology, throughout all phases of the business cycle, and is benefiting from those strategic investments,” added Pigott.  “Recently completed capital projects include:  launching of Kenworth’s new 24,000-square-foot research and development center last month; opening of PACCAR Parts two new parts distribution center expansions in Leyland, U.K., and Atlanta, Georgia, of 97,000 and 80,000 square feet, respectively; and successful commissioning of robotics for paint operations at several manufacturing facilities.”

PACCAR was recognized as one of “Americas Most Admired Companies” in the Motor Vehicle segment by Fortune magazine in its March 8, 2004, issue.  PACCAR was rated first in the Motor Vehicles industry category in both use of corporate assets and long-term investment.

In Fortune magazine’s April 5, 2004, issue, PACCAR ranked second in shareholder return for all companies reported on the Fortune 500 list for the last 50 years.  An investment of $1,000 in PACCAR stock in 1954 would be worth $5.2 million today, assuming reinvestment of dividends.  In addition, PACCAR was named to The Wall Street Journal’s prestigious 2003 Honor Roll List, which recognizes companies that earned straight A ratings, ranked on five-year average compound annual total returns through year-end 2003.  Companies had to be in the top 20 percent of firms evaluated for the past one, three, five and ten years to be considered for the Honor Roll designation.

The Wall Street Journal Shareholder Annualized Return Scoreboard - PACCAR Performance

One-Year	Three- Year	Five-Year	Ten-Year

+89.8%	+41.5%	+30.3%	+22.7%

PACCAR’s total shareholder return has exceeded the Standard & Poor’s 500 Index for the previous one-, five- and ten-year time periods.

Global Truck Market Update

“The North American heavy-duty truck industry’s retail sales in 2004 could be 20 to 30 percent higher than last year,” stated Tom Plimpton, president.  “The European industry truck market above 15 tonnes is forecast to be slightly better than last year.”

“Truck fleets select PACCAR products due to their industry-leading life-cycle cost, reliability and outstanding resale value.  Recently, Swift Transportation Co. ordered 3,000 Kenworth trucks for their growing fleet,” added Plimpton.

Financial Services Earns Record Profit

PACCAR’s Financial Services segment represents a portfolio of more than 116,000 trucks and trailers, with total assets of $5.67 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a portfolio of more than 17,000 vehicles.

First quarter revenues were $127.0 million compared to $113.6 million in the same quarter of 2003.  Record pretax income of $37.5 million increased 40 percent versus the $26.7 million earned in the first quarter of 2003 due to higher asset levels, increased business volume and lower credit losses.

First Quarter 2004 Financial Highlights

•                                          PACCAR’s Financial Services assets grew to $5.67 billion.

•                                          Financial Services pretax profits increased to a quarterly record of $37.5 million.

•                                          PACCAR invested $45 million, in cash, in its pension plans during the quarter.

•                                          The company’s shareholder equity increased to $3.39 billion.

“PACCAR Financial Services companies continue to profitably support the sale of PACCAR’s trucks worldwide with innovative financing products,” said Mike Tembreull, vice chairman.  “PACCAR’s excellent AA- credit rating and comprehensive portfolio of finance, lease and insurance products continue to drive year-over-year improvements.  In addition, technology is delivering profitable growth in financial services.  PACCAR Financial upgraded to a new Windows-based insurance processing system that reduces reliance on paper by automatically generating applications and certificates.”

PACCAR Winch, one of the largest industrial winch manufacturers in the world, had higher earnings compared to the first quarter last year.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality, light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates.  It also provides financial services and distributes truck parts related to its principal business.  In addition, the Bellevue, Washington-based company manufactures winches under the Braden, Gearmatic and Carco nameplates.

PACCAR will hold a conference call with the securities analysts to discuss first quarter 2004 earnings on April 27, 2004, at 8:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.

PACCAR Shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions of dollars*)

Three Months Ended March 31	2004	2003
Truck and Other:
Net sales and revenues	$2,374.3	$1,803.2
Cost of sales and revenues	2,043.5	1,578.0
Selling, general and administrative	97.5	88.8
Interest and other, net	3.7	1.5
Truck and Other Income Before Income Taxes	229.6	134.9
Financial Services:
Revenues	127.0	113.6
Costs and Expenses	89.5	86.9
Financial Services Income Before Income Taxes	37.5	26.7
Investment Income	11.5	10.7
Total Income Before Income Taxes	278.6	172.3
Income Taxes	96.4	61.5
Net Income	$182.2	$110.8

Net Income Per Share:
Basic	$1.04	$.64
Diluted	$1.03	$.63

Weighted Average Shares Outstanding:
Basic	175.5	174.2
Diluted	176.7	175.1
Dividends declared per share	$.15	$.13

* Except per share amounts.

All share and per share amounts adjusted to reflect a 50% stock dividend paid on February 5, 2004.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions of dollars)

	March 31 2004	December 31 2003
ASSETS
Truck and Other:
Cash and marketable debt securities	$1,694.7	$1,700.3
Trade and other receivables, net	596.0	479.1
Inventories	332.0	334.5
Property, plant and equipment, net	884.3	893.4
Equipment on lease, taxes and other	925.2	926.9
Financial Services Assets	5,674.9	5,605.4
	$10,107.1	$9,939.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,323.6	$2,225.3
Dividend payable		140.1
Term debt	49.3	41.5
Financial Services Liabilities	4,343.6	4,286.3
STOCKHOLDERS’ EQUITY	3,390.6	3,246.4
	$10,107.1	$9,939.6

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